EXECUTIVE EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”), dated as of April 1, 2007, is entered into by and between ClickableOil.com (the “Company”), with offices at; 2 Madison Ave., Larchmont, NY 10538, and; Guy Pipolo (“Executive”). Therefore, this agreement shall be between the Company and Mr. Guy Pipillo (“Chief Operating Officer”).

WHEREAS, the Company wants to employ the Executive and the Executive wants to be employed by the Company.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the Company and Executive hereby agree as follows:

1. Employment.  The Company agrees to employ Executive, and Executive agrees to be employed by the Company, upon the terms and subject to the conditions herein provided.

2. Term.  The employment of Executive shall initially be on a month-to-month contract basis (referred to herein as the “Contract Employment Term”) between Company and Executive, terminable by either party upon ten (10) days written notice. After the Funding, the employment of the Executive shall be for a period (referred to herein as the “Employment Term”) commencing on the day after the Funding is consummated (the “Effective Date”) and ending on the earliest of (i) the third (3rd) anniversary of the Effective Date, or the ending date of any extension of this Agreement that is in effect thereafter, or (ii) the date of termination of Executive’s employment pursuant to Section 5 hereof (“Termination Date”).

3. Position and Duties.

(a) Position. During the Contract Employment Term, and the Employment Term, Executive shall serve as the Chief Executive Officer of the Company, and shall be responsible for the operations of the company. In such capacity, Executive shall have the duties, functions, responsibilities and authority customarily associated with the position Executive holds, subject to any applicable restrictions imposed by the Bylaws of the Company and to the further directives of the Board of Management and the President of the Company.

  (b) Duties. During the Employment Term, Executive shall be required to devote substantially all, at least (80%) percent of his time, skill and attention to the business and affairs of the Company, and in furtherance of the business and affairs of the Company, except for usual, ordinary and customary periods of vacation and absence due to illness or other temporary disability, as set forth in the Company’s standard employee policies. Executive, however, may devote reasonable periods of time in connection with speaking engagements, charitable and community activities and serving as the director, officer or committee member of any organization, if such activities enhance the business of the Company, do not substantially interfere with the performance of the Executive duties and services hereunder, and do not violate any other provisions of this Agreement.

4.	Compensation and Related Matters.

(a) After the Funding, Executive shall be paid at the rate of $125,000 per annum, payable in accordance with the payroll practices adopted by the Company. After the first anniversary of the Effective Date, the base rate may be reviewed periodically and increases in such base rate granted in accordance with the policies of the Company or by the resolution of the Board of Management.

(b) Benefits. Executive shall, during the Employment Term, be entitled to receive all incidental benefits of employment of an executive of the Company, including medical insurance, life insurance, pension plans, bonuses, profit-sharing and incentive plans and any other similar benefit in effect from time to time, and shall be subject to all of the regularly established employee policies for Executives of the Company.

(c)  Vacation and Sick Leave. During each twelve-month period of the Employment Term, Executive shall be entitled to at least four (4) weeks of vacation; holidays and other paid or unpaid leaves of absence for illness or otherwise, with (2) weeks incremental increase per additional year of service (with a maximum of 8 weeks) consistent with the Company’s normal policies. Vacation or leave time should be used each year or at the employees option (and with companies approval) reimbursed at two times normal pay, except that Executive may carry over two (2) weeks of vacation time in any year (which may not accumulate).

(d)  Expenses.

(i) General. Except as provided in subsections (ii) and (iii) below, Executive shall be reimbursed for reasonable expenses incurred in the performance of his/her duties and services hereunder and in furtherance of the business of the Company to meet Internal Revenue Service documentation standards for deductibility of such expense.

(ii) Travel. Executive may from time to time be required to travel to meet with the Company’s client or conduct other business on behalf of the Company, and that travel may on occasion require the Executive to stay overnight near the business location. Reasonable costs of accommodations and travel to and from that location, including, but not limited to, hotel charges, airfare and car rental fees and taxes, shall be borne by the Company. Other work-related expenses incurred as needed during travel will be reimbursed at the discretion of the Company and only if they are submitted in accordance with subsection (i) above.

(iii) Entertainment Expenses. The Company shall reimburse Executive for reasonable expenditures relating to client entertainment that are deemed reasonable and necessary to support a quality relationship with the Company’s clients. All unbudgeted events require prior approval by the Company’s president.

(f) Education, Licenses and Training. Subject to Subsection (e) above:

(i) the Company shall reimburse in full all reasonable costs associated with any job-related education or any continuing professional education (“CPE”) required for Executive to maintain any licenses or certifications; and

(ii)  the Company shall pay all reasonable fees for licenses, certifications or memberships in professional organizations.

(g) Regulations. Executive shall execute and become a party to the Regulations of the Company dated April 1, 2007 (the “Regulations”), and all interests (as defined herein) owned by Executive shall be subject to the Regulations’ terms and conditions.

5.	Termination of Employment.

(a) Executive’s employment hereunder:

(i)  shall automatically terminate upon Executive’s death, resignation or retirement, or because he has become disabled, which for purposes of this Section shall mean a physical or mental disability or other incapacity which renders the Executive unable to perform his/her duties for 270 consecutive days or for an aggregate of more than nine (9) months in any twelve (12) month period; and

(ii) may be terminated by the Company at any for “cause”, which shall mean by reason of any of the following:

(A)  Executive’s conviction of, plea of nolo contender to any felony or to any crime or offense causing substantial harm to the business or reputation of the Company (whether or not the crime or offense was for Executive’s personal gain) or involving acts of theft, dishonesty, fraud or embezzlement.

(B)  willful and intentional misuse or diversion of any of the Company’s funds or assets;

(C) fraudulent or willful and material misrepresentations or concealments on any written reports submitted to the Company.

     (D) Executive’s material failure to perform the duties of his position in a satisfactory manner or material failure to follow or comply with the reasonable and lawful directives of the Board of Management or President of the Company; provided, however, that Executive shall have been informed, in writing, of such material failure and given a period of not more than thirty (30) days to remedy the failure if the failure is capable of being remedied without penalty or damage to the Company.

(iii) may be terminated by the Executive at any time

(A)
after a material breach by the Company of any material provision of this Agreement which, if correctable by the Company, remains uncorrected for thirty (30) days following the written notice of such breach to the Company from the Executive, or

(B)	for any other reason in the sole discretion of Executive.

(b) Upon termination of Executive’s employment pursuant to this Section, Executive shall be entitled to receive, and Company shall pay (i) the Base Salary and any bonus which may be due him through the Termination Date (ii) the payment required and articulated herein of this agreement if Employee’s employment hereunder is terminated (I) by Employee for just cause, or (iii) by Employer for any reason other than just cause (as defined), Employer shall pay to Employee, as severance (in lieu of any other of severance policy employee of Employer and/or the Affiliates (five times (5x) the annual base salary payable to Employee at the time of his termination of employment. Such payment must be made by Employer in a lump sum within fifteen (15) days after the date of termination.

(c) Severance: If termination occurs prior to the end of the second year (without cause) vesting will be automatic and (12) months at full pay will become due. The company whether in a lump sum or spread across 12 months will determine the payment of severance monies at the time of termination. Termination after (2) years of full time employment will result in a severance package consisting of a minimum of 13 weeks paid salary or (2) weeks for every year of full time employment plus one week for every $10,000 of base salary, not to exceed 39 weeks plus accrued vacation.

6.  Business Opportunities and Intellectual Property: Covenant not to Compete: Non-Solicitation Obligations; Non-Disparagement Obligations; and Confidentiality Obligations. Executives acknowledges that in the course of his employment hereunder and performance of services on behalf of the Company he will become privy to various business opportunities, economic and trade secrets and relationships of the Company. Therefore, in consideration of this Agreement, Executive hereby agrees as provided below in this Section.

(a) Business Opportunities and Intellectual Property Executive hereby assigns and agrees to assign to the Company and its successors, assigns or designees all of Executive’s right, title and interest in and to all Business Opportunities and Intellectual Property (as defined below), and further acknowledges and agrees that all Business Opportunities and Intellectual Property constitute the exclusive property of the Company.

For purposes hereof “Business Opportunities” shall mean all business ideas, prospects, proposals or other opportunities pertaining to the business of the Company or created for the business of the Company, which are developed by Executive during the Employment Term, or originated by any third party and brought to the attention of Executive during the Employment Term, together with information relating thereto.

For purposes hereof “Intellectual Property” shall mean all ideas, inventions, discoveries, processes, designs, methods, substances, articles, computer programs and improvements, whether or not patentable or copyrightable, which do not fall within the definition of Business Opportunities, which the Executive discovers, conceives, invents, creates or develops, alone or with others, during the Employment Term, if such discovery, conception, invention, creation or development (i) occurs in the course of the Executive’s employment of the Company, or (ii) occurs with the use of the Company time, materials or facilities, or (iii) in the opinion of the officers of the Company, relates or pertains in any material way to the Company’s purposes, activities or affairs and was created for the business interests of the Company.

(b)  Non-Complete Obligations During Employment Term Executive Agrees that during the Employment Term. Executive will not, other than through the Company, engage or participate in any manner, whether directly or indirectly through any family member or as an Executive, employer, consultant, agent, principal, partner, greater-than 50% shareholder, officer, director, licensor, lender, lessor or in any other individual or representative capacity, in any business or activity which is engaged in the business of the Company or any business similar.

(c) Post-Employment Non-Compete Covenant. In consideration for the Executive’s employment hereunder, for six (6) months after the Termination Date Executive’s covenants and agrees that he shall not, in the continental United States, directly or indirectly, own, manage, operate, control, be employed by, participate in, permit his/her name to be used by or be connected in any other manner with the ownership, management, operation or control of any business engaged in the business of the Company.

The parties hereto hereby acknowledge and agree that the time period and the geographic area included in the covenant in this subsection (c) are reasonable and necessary for the protection of the Company’s operation of its business. In the event this subsection is held by a court of competent jurisdiction to be unenforceable as to any particular geographic area or as to any specific period of time, this Section shall nevertheless be enforceable as to all other geographic areas and periods of time to the greatest extent consistent with the court’s holding.

(d) Solicitation Obligations (Regarding Clients). The Executive will not during the period commencing on the date hereof and for six (6) months from the Termination Date (the “Non-Solicitation Period”) for any reason solicit, entice, persuade or induce, directly or indirectly, on Executive’s own account or as an agent, stockholder, owner, employee, employer or otherwise, any business from (A) any current clients or customers of Company that Executive may have contacted or been assigned to during the Term hereto. Notwithstanding the above, Executive may, after the Employment Term, solicit any clients of the Company for so long as Executive is not engaged in any business directly or indirectly competitive with the Company.

(e) Solicitation Obligations (Other). The Executive will not during the period commencing on the date hereof and for six (6) months from the Termination Date (the “Non-Solicitation Period”) for any reason solicit, entice, persuade or induce directly, or indirectly, on Executive’s own account or as an agent, stockholder, owner, employee, employer or otherwise any employees, consultants, agents, representatives or any other person who is employed by under contract with or rendering services to the Company to (A) terminate his or her employment by, or contractual relationship with the Company, (B) refrain from extending or renewing the same (upon the same or new terms), (C) refrain from rendering services to or for the Company, (D) become employed by or enter into contractual relations with any persons other than the Company, or (E) enter into a relationship with a competitor of the Company.

(f) Non-disparaging Obligations. Executive agrees not to engage in any conduct or make any statements, which are critical of the Company, or any of the employees, officers, directors or other persons regarding, relating to or in connection with Executive’s employment or Executive’s separation from the Company.

(g) Confidentiality Obligations. In connection with Executive’s employment with the Company, Company is furnishing certain information and trade secrets to Executive that are non=public, confidential or proprietary in nature (the “Information”). The Term information means information or data in any form or medium, tangible or intangible, relating to the business of the Company that is actually disclosed by the Company to the Executive, whether before or after the date of this Agreement, including, without limitation, information concerning (i) names, addresses, electronic mail addresses and telephone telex facsimile numbers of employees, consultants, clients, customers and any other person or entity related to the business of the customers and any other person or entity related to the business of the Company, (ii) information of a technical nature such as trade secrets, patents, product specifications, data, know-how, formulas, compositions, processes, designs, sketches, photographs, graphs, drawings, samples, inventions, and ideas, innovations, improvements, past, current and planned research and development , computer software and programs (including object code and source code), and database technologies, systems, structures and architectures: (iii) information of a business nature , such as marketing plans, business plans, strategies, forecasts, unpublished financial information, budgets, projections, information and data concerning costs, profits, market share, sales, current or planned service methods and processes, customer lists, market studies, business plans, or information regarding suppliers or lenders; (iv) notes, photographs or memoranda related to the preceding subparts (i), (ii) and (iii); (v) information generated or derived by the Executive that contains , reflects or is derived from any of the information described above; and (vi) any other information obtained from the Company that is not known to the public.

The term “Information” does not include information which (1) has been or may in the future be publicly available through no fault of the Executive and not in violation of the rights of the Company; (2) prior to disclosure by the Company is known to or is within the legitimate possession of the Executive; (3) is received in good faith by the Executive from any third party without notice of any restriction against its further disclosure; (4) is independently developed by persons who have not had access to or knowledge of the information; (5) is not considered confidential by the Company; or (6) must be produced under applicable law or an order of court of competent jurisdiction.

(i)  Written Information considered by the company as confidential or proprietary and provided to him need not be clearly marked in a conspicuous place to be considered as confidential or proprietary. Company will use its best efforts to mark Written Information as confidential or proprietary. Oral information delivered by the company shall also be confidential or proprietary pursuant to the terms of this Agreement.

(ii)  In consideration of Company disclosing the Information to him. Executive agrees to keep the Information strictly confidential and shall not disclose the information without the prior written consent of Company to any person, including any corporations, divisions, subsidiaries, associates, employees, directors, officers, guarantors, counsel, agents, and consultants (collectively, “Representatives”) of the Executive who are not directly involved in the business of the Company and shall not be used by him or his Representatives other than in connection with business of the Company. The Information shall remain at all times the property of Company, and no license is granted hereby.

(iii) Executive agrees that within three (3) business days of Company’s request, all copies of the Information in any form whatsoever, including any electronic formats, (including, but not limited to any reports, memoranda or other materials prepared by Executive or at his direction) will be returned by him to Company, and he shall provide a certificate to Company that all Information has been returned.

(iv) In the event that Executive or anyone to whom he supplies the Information receives a request to disclose all or any part of the Information, including any request under the terms of a subpoena or governmental body. Executive agrees to (A) immediately notify Company of the existence, terms and circumstances surrounding such a request; (B) consult with Company on the advisability of taking legally available steps to resist or narrow such request; and (C) if disclosure of such Information is required, furnish only that portion of the Information which in the written opinion of counsel of Company. Executive is legally compelled to disclose and to exercise commercially reasonable efforts to obtain an order or other reliable assurance that confidential treatment will be accorded to such portion of the disclosed Information that Company so designates.

(v) Neither the Company nor any of its Representatives has made or makes any representation or warranty as to the Information’s accuracy or completeness. Executive agrees that neither Company nor its Representatives shall have any liability to him or any of his Representatives resulting from the provision or use of the Information.

7.   Prior Agreements. Executive represents to Company: (i) that there are no restrictions, agreements or understandings whatsoever to which he is a party which would prevent or make unlawful his execution of this Agreement or his employment hereunder, (ii) that his execution of this Agreement and his employment hereunder shall not constitute a breach of any contract, agreement or understanding, oral or written, to which he is a party or by which he is bound, and (iii) that he is free and able to execute this Agreement and to enter into employment by the Company.

8.    Indemnification. Subject to the express terms and conditions of the Regulations, the company shall defend and indemnify Executive from and against any and all claims that may be asserted against him by third parties (including derivative claims asserted by third parties on behalf of the Company) that are connected with his employment by the company, to the extent permitted y applicable law. The foregoing notwithstanding, Company shall not be required to defend or indemnify Executive (i) in criminal proceedings, (ii) in civil proceedings where he is the plaintiff, or (iii) to the extent it is finally adjudicated that he did not act in good faith and in reasonable belief that his actions were appropriate in the discharge of his duties for the Company. Company may fulfill its duty of defense by providing competent legal counsel of Company’s choosing. The foregoing rights are in addition to any other rights to which Executive may be entitled under any other agreement, policy, bylaw, insurance policy, ordinance, statute or other provision.

9.  Indulgences, Etc. Neither the failure nor any delay on the part of either party to exercise any right, remedy, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of the same or of any other right, remedy, power or privilege, nor shall any waiver of any right, remedy, power or privilege with respect to any occurrence be construed as a waiver of such right remedy, power or privilege with respect to any other occurrence.

10. Equitable Relief; Attorneys’ Fees. Executive acknowledges and agrees that any breach of this Agreement would cause the Company irreparable and immediate harm and the Company could not be made whole by monetary damages. Accordingly, Executive agrees that, in the event of a breach or threatened breach by him of any of the provisions of the Agreement, the Company shall be entitled to an injunction or other equitable relief, in addition to any other rights, remedies or damages to which the Company may be entitled in; law or equity, to prevent breaches of this Agreement and to compel specific performance of this Agreement, and Executive further agrees that he will not oppose the granting of such relief. Executive also agrees to reimburse the Company for all costs and expenses, including attorneys’ fees, incurred by the Company in connection with any court or administrative preceding the Company initiates to enforce the obligations of Executive hereunder and is successful in obtaining monetary or injunctive relief.

11. Divisibility of Agreement. I In the event that any term, condition or provision of this Agreement is for any reason rendered void or unenforceable, all remaining terms, conditions and provisions shall remain and continue as valid and enforceable obligations of the parties.

12. Notices.Any notices or other communications required or permitted to be sent hereunder shall be in writing and shall be duly given if personally delivered or sent postage pre-paid to the address below:

If to The Company	If to Executive
ClickableOil.com	Guy Pipillo
2 Madison Ave.	Co-Founder/C.O.O.
Larchmont, NY 10538

Either party may change his or its address for the sending of notice to such party by written notice to the other party sent in accordance with the provisions hereof.

13. Complete Agreement.This Agreement contains the entire understanding of the parties with respect to the employment of Executive and supersedes all prior arrangements or understandings with respect thereto and all oral or written employment agreements or arrangements between the Company and Executive. This Agreement may not be altered or amended except in a writing duly executed by both parties.

14. Assignment. This Agreement is personal and non-assignable by Executive. It shall inure to the benefit of any corporation or any other entity with all or substantially all of its assets, and may be assigned by the Company to any Affiliate of the Company or to any corporation or entity with which such Affiliate shall merge or consolidate or which shall acquire all or substantially all of the assets of such Affiliates.

15. Governing Law. This Agreement will be governed by and construed and interpreted in accordance with the laws of the State of New York, without regard to any principles of conflicts of law that would result in the application of the laws of any other jurisdiction.

16.  Counterparts. This Agreement may be executed in counterparts each of which shall be an original and all of which together shall constitute one and the same Agreement.

IN WITNESS WHEREOF, each of the parties hereto has executed this Agreement as of the date first above written.

COMPANY:	EXECUTIVE:

By: ___________________________	By: __________________________